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                                                                    Exhibit 10.6
                           PURCHASE AND SALE AGREEMENT


        This Purchase and Sale Agreement (this "AGREEMENT") is entered into by and between FAIRFIELD PINEHURST PARK, LTD, a Texas limited partnership ("SELLER") and ACC OP ACQUISITIONS LLC, a Delaware limited liability company ("PURCHASER").

        In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. SALE AND PURCHASE. Seller shall sell, convey, and assign to Purchaser, and Purchaser shall purchase and accept from Seller, for the Purchase Price (hereinafter defined) and on and subject to the terms and conditions herein set forth, the following:

        a. the tracts or parcels of land described on EXHIBIT "A", together with all rights, titles, easements and interests appurtenant thereto, including all of Seller's right, title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips and gores of real estate (the "LAND"); all improvements located on the Land, including, without limitation, 396-unit, 1044-bedroom apartment property, located at 3527 SW 20th Avenue, in Gainesville, Florida, which are commonly known as "The Exchange at Gainesville" (the "IMPROVEMENTS"); and all rights, titles, easements and interests appurtenant to the Land and Improvements;

        b. all tangible personal property and fixtures of any kind owned by Seller and attached to or used in connection with the ownership, maintenance, use, leasing, service, or operation of the Land or Improvements, including without limitation those items described on EXHIBIT "B" (the "PERSONALTY");

        c. all of the landlord's interest in and to: (i) all leases, franchises, licenses, occupancy agreements, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to, the Improvements or Land (collectively, the "LEASES" and, individually, a "LEASE"), a current schedule of which is set forth on SCHEDULE 1 attached hereto and made a part hereof (the "RENT ROLL"); (ii) all rents prepaid for any period subsequent to the Closing Date (defined below); and (iii) all security deposits and other deposits ("DEPOSITS"), made by tenants (collectively, the "TENANTS" and, individually, a "Tenant") holding under the Leases (the term Leases as used herein shall not include tenant leases which have been terminated prior to Closing, and the term Deposits as used herein shall not include any deposits under such terminated tenant leases); and

        d. all of the owner's right, title and interest in and to, and obligations under, all of the following, to the extent assignable, affecting the Land, Improvements, Personalty, Leases and/or Deposits: (i) the maintenance, service, or utility contracts described on EXHIBIT "C" (the "SERVICE CONTRACTS"); provided that to the extent a Service Contract is not assignable: [a] if Purchaser desires to accept
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                an assignment of such Service Contract, Seller will seek and use its reasonable efforts to obtain approval of such assignment from the vendor; and [b] if Purchaser does not desire to accept an assignment of such Service Contract, or the vendor denies the assignment, or if the Service Contract applies to numerous properties (in addition to the Property), then [A] Seller shall send written notice of termination to the vendor thereunder at Closing; and [B] Purchaser shall be responsible for payment and performance of all obligations arising under such Service Contract during the remaining term of such Service Contract following Closing (not to exceed thirty [30] days), (ii) warranties, guaranties, bonds, and indemnities of, and claims against architects, subcontractors and suppliers and others ("WARRANTIES"), other than any such Warranties by, from or against FF Development L.P. ("CONTRACTOR"), which constitutes a part of the Excluded Property (hereinafter defined) and shall not be assigned or conveyed to Purchaser [provided, that the foregoing shall not limit any rights of Purchaser against Contractor under the Agreement Regarding Construction (hereinafter defined)], (iii) licenses, permits, or similar documents ("LICENSES"), (iv) plans, drawings, specifications, surveys, engineering reports, and other technical information ("PLANS AND SPECIFICATIONS"), and (v) except for items constituting or relating to Excluded Property, all other property (real, personal, or mixed), owned or held by Seller that relates to the design, construction, ownership, use, leasing, maintenance, service, or operation of the Land, Improvements, Personalty, Leases, Deposits, Service Contracts, Licenses, or Plans and Specifications.

        The items listed in this Section 1 are herein collectively called the "PROPERTY". Notwithstanding any provision contained in this Agreement to the contrary, the term "Property" shall not include, and Seller shall not assign or convey to Purchaser at Closing, the following (the "EXCLUDED PROPERTY"): (a) any insurance contracts or policies owned or held by Seller in connection with the Property; (b) the existing management contract in connection with the Property, which management contract shall be terminated at or prior to Closing at no cost to Purchaser; (c) the computer software program used by Seller and/or Seller's property manager in connection with the Property; (d) any and all deposits (other than Deposits), cash (except to the extent attributable to prepaid rents under the Leases) and other accounts owned or held by Seller; (e) the construction contract between Seller and Contractor, or an affiliate thereof (the "CONSTRUCTION CONTRACT"), or any construction warranties or guaranties provided by Contractor or any affiliate to the Seller in connection with the construction of the Improvements, all of which shall be released and terminated prior to Closing; provided, that at Closing, Seller, Purchaser and Contractor shall enter into an Agreement Regarding Construction (herein so called) in the form set forth on EXHIBIT "D" attached hereto; (f) any contracts, agreements or information pertaining to the cost of acquiring or developing the Property; (g) the name "The Exchange at Gainesville", "The Exchange" or any derivative thereof, or any literature, advertising or promotional materials, signs, or other materials reflecting the name "The Exchange at Gainesville", "The Exchange" or any derivative thereof; or (h) the internet website maintained by Seller in connection with the Property (the "Website"). During the five (5) day period following the Closing, Seller shall be entitled to enter on to the Property solely for the purpose of removing the Excluded Property


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        therefrom. Seller shall repair any damage to the Property arising in connection with any entry thereon by Seller and such obligation of Seller shall survive the Closing.

2. EARNEST MONEY. On or before that date which is three (3) business days after execution of this Agreement by Purchaser and Seller, Purchaser shall deliver to First American Title Company, 25400 U.S. Highway 19N, Suite 135, Clearwater, Florida 33763, (800) 331-2591; Attn: Bud Ellis ("TITLE COMPANY"), by check or wire transfer of immediately available funds, a deposit in the amount of $200,000.00 (the "INITIAL EARNEST MONEY") which the Title Company shall immediately deposit for collection in an interest-bearing, federally insured account. On or prior to the date of expiration of the Inspection Period, if this Agreement has not theretofore been terminated, Purchaser shall deposit additional earnest money with the Title Company in the amount of $200,000.00 (the "ADDITIONAL EARNEST MONEY"). The Initial Earnest Money and the Additional Earnest Money are collectively referred to herein as the "EARNEST MONEY". In the event Purchaser shall fail to deliver any portion of the Earnest Money as and when required hereunder, or if any Earnest Money check is not honored when presented by the Title Company, Purchaser shall be deemed to be in material default of its obligations hereunder, thereby entitling Seller to terminate this Agreement in accordance with the terms and provisions hereof prior to such time as Purchaser deposits such Earnest Money. In the event this Agreement is closed, the Earnest Money shall be applied to the Purchase Price at Closing. In the event this Contract is not closed, then the Title Company shall disburse the remainder of the Earnest Money in the manner provided for elsewhere herein. Upon execution of this Agreement, if required by the Title Company, Seller and Purchaser shall execute and deliver to the Title Company the Title Company's escrow agreement for the deposit of funds in form and substance reasonably acceptable to Seller and Purchaser.

3. PURCHASE PRICE. The price for which Seller shall sell, convey, and assign the Property to Purchaser, and which Purchaser shall pay to Seller for the Property, is FORTY-SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($47,500,000.00) (the "PURCHASE PRICE"). The Purchase Price, subject to other adjustments and prorations provided herein, shall be paid by Purchaser to Seller on the Closing Date by wire transfer of immediately available funds. At the Closing, the Title Company shall deliver the Earnest Money to Seller and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money so delivered to Seller.

4.      DELIVERY OF INFORMATION.

        a. DUE DILIGENCE MATERIALS. Seller has previously delivered to Purchaser or made available to Purchaser at the Land or at Seller's offices, the information identified on SCHEDULE 2, to the extent in the possession or control of Seller, but not including any of the Excluded Property.

        b. TITLE COMMITMENT. Within ten (10) days following the Effective Date, Seller, at its expense, shall deliver or cause the Title Company to deliver to Purchaser a commitment for Title Insurance (the "TITLE COMMITMENT") from the Title Company setting forth the status of the title of the Land and Improvements and


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                showing all liens, claims, encumbrances, easements,
                rights-of-way, encroachments, reservations, restrictions, and all other matters of record affecting the Land or Improvements, together with true, complete, and legible copies of all documents referred to in the Title Commitment (the "TITLE COMMITMENT DOCUMENTS").

        c. SURVEY. Seller has previously delivered to Purchaser a copy of the most recent survey of the Land (the "SURVEY") in Seller's possession. Purchaser shall be entitled to cause the Survey to be updated (the "UPDATED SURVEY"), at Purchaser's sole cost and expense, the cost for which Purchaser shall cause to be paid in full within thirty (30) days following receipt of an invoice therefor. Purchaser shall cause the Updated Survey to be certified to Seller and the Title Company and will deliver a copy thereof to Seller within three (3) business days after receipt, but in any event not less than three (3) business days prior to Closing. Purchaser shall indemnify and hold Seller harmless from and against any and all liens, costs, expenses and liabilities incurred by Seller or the Property as a result of Purchaser's failure to pay the cost of updating the Survey. Purchaser's obligation to pay the cost of updating the Survey and Purchaser's indemnity of Seller with respect thereto shall survive the termination or Closing of this Agreement and shall not be subject to any limitation on Seller's remedies under this Agreement.

        d. UCC SEARCHES. On or before that date which is three (3) business days after the date hereof, the Title Company, at Seller's expense, shall deliver to Purchaser current searches of all Uniform Commercial Code financing statements filed with the Secretary of State of Texas and the Secretary of State of Florida and the County Clerk of Alachua County, Florida, against Seller reflecting all effective financing statements then of record relating to the Property or any part thereof ("UCC SEARCHES").

        The documents described in this Section 4 are herein collectively called the "DOCUMENTS", and the information contained in the Documents is herein collectively called the "INFORMATION".

5.      RIGHT OF INSPECTION; INSPECTION PERIOD; CONDITION OF PROPERTY.

        a. RIGHT OF INSPECTION. From the Effective Date to the Closing Date, upon 36 hours notice to Seller or inspectors and, if Seller desires, while accompanied by a representative of Seller, Purchaser and/or its representatives or inspectors may inspect, at reasonable hours, the Property, all books, records, leases, contracts, accounting and management reports and other documents or data pertaining to the ownership, operation, or maintenance of the Property; provided, however, Seller shall not be required to provide Purchaser access to and Purchaser shall not be entitled to review any of the Excluded Property or any internal partnership or organizational information or materials of Seller, any memoranda or correspondence from Seller to any of the partners in Seller or Seller's lender, or


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                any other proprietary or confidential information. Purchaser shall be entitled to examine the Property's physical condition, and shall have the right to enter vacant apartments and upon reasonable notice and subject to the rights of the Tenants under the Leases, Purchaser shall have the right to enter leased areas; provided, however, that in conducting its inspection, Purchaser shall not unreasonably interfere with the business and operations of the Tenants or of Seller. Purchaser and any of its agents or consultants who desire to enter on to the Property shall have in effect and maintain commercial general liability insurance naming Seller and FF Properties L.P. as additional insureds, with limits not less than $1,000,000, for personal injury, including bodily injury and death, and property damage. Prior to any entry on the Property, Purchaser shall deliver to Seller a certificate of insurance evidencing such coverage, and further evidencing that such coverage may only be terminated or modified upon thirty (30) days prior written notice to Seller. All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Purchaser relating to the inspection of the Property will be solely Purchaser's expense. Purchaser shall give Seller reasonable notice prior to making any inspection. Purchaser agrees to protect, defend, indemnify and hold harmless Seller, FF Properties L.P., and their respective partners, shareholders, affiliates, officers, employees, trustees and beneficiaries and Seller's tenants, contractors, agents and employees, from and against any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including, without limitation, reasonable attorneys' fees and court costs) sustained by or threatened against any of them which result from or arise out of injury or death to persons, damage or destruction to property, or mechanic's or materialmen's liens as a result of any inspections by Purchaser or its representatives pursuant to this Agreement. Purchaser agrees to repair and/or restore any damage to the Property resulting from any such inspection by Purchaser. If Purchaser terminates the Agreement for any reason whatsoever, then Purchaser shall deliver to Seller all reports, studies, data, and other information acquired by Purchaser or its representatives from Seller or its representatives in connection with inspections of the Property. The right of access granted hereby shall in no way be construed as giving Purchaser possession of or any legal or equitable title to the Property prior to the Closing. Purchaser's obligations under this Section 5 shall survive the termination of this Agreement and shall not be subject to any limitations on remedies set forth in this Agreement.

        b. INSPECTION PERIOD. If for any reason, or no reason, Purchaser, in its sole discretion, does not elect to acquire the Property, then Purchaser may terminate this Agreement by delivering to Seller written notice of termination at any time during the period from the date hereof until and, including March 14, 2005 (the "INSPECTION PERIOD"), and the Initial Deposit previously deposited by Purchaser with Title Company shall be immediately returned by Title Company to Purchaser, whereupon this Agreement shall automatically be terminated and, except for obligations of Purchaser which survive termination of this Agreement, neither Seller nor Purchaser shall thereafter have any further obligations or liabilities to the other hereunder. Notwithstanding anything set forth herein to the

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                contrary, in the event that Purchaser does not affirmatively elect, by written notice to Seller thereof prior to the expiration of the Inspection Period, to waive its right to terminate this Agreement pursuant to this Section 5.b., Purchaser shall be deemed to have terminated this Agreement pursuant to this Section 5.b. as of the expiration of the Inspection Period and the Earnest Money previously deposited by Purchaser with Title Company shall be immediately returned by Title Company to Purchaser, whereupon this Agreement shall automatically be terminated and, except for obligations of Purchaser which survive termination of this Agreement, neither Seller nor Purchaser shall thereafter have any further obligations or liabilities to the other hereunder.

        c. CONDITION OF PROPERTY. Purchaser acknowledges that Purchaser will have independently and personally inspected the Property and that Purchaser has entered into this Agreement based upon its ability to make such examination and inspection. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, PURCHASER ACKNOWLEDGES THAT PURCHASER IS PURCHASING THE PROPERTY IN "AS-IS, WHERE-IS" CONDITION "WITH ALL FAULTS" AS OF THE CLOSING AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED EXCEPT AS STATED IN THIS AGREEMENT AND/OR IN ANY DOCUMENT EXECUTED BY SELLER AT THE CLOSING, AS TO (I) THE PROPERTY'S CONDITION, FITNESS FOR ANY PARTICULAR PURPOSES, OR MERCHANTABILITY, (II) THE STRUCTURAL INTEGRITY OF THE IMPROVEMENTS, (III) THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION, DATA, MATERIALS OR CONCLUSIONS CONTAINED IN ANY INFORMATION PROVIDED PURCHASER, OR (IV) ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM SELLER OR ANY OTHER PARTY ON BEHALF OF SELLER. PURCHASER SHALL, AT ITS SOLE COST AND EXPENSE, CONDUCT AND RELY UPON ITS OWN INDEPENDENT INVESTIGATION IN THE EVALUATION OF THE PROPERTY.

6. TITLE. Purchaser may, at any time prior to the expiration of five (5) business days following receipt by Purchaser of the Title Commitment, Title Commitment Documents and Updated Survey, but no later than March 9, 2005 (the "TITLE REVIEW PERIOD"), object in writing to any liens, encumbrances, and other matters reflected by the Title Commitment and/or Survey. All such matters to which Purchaser so objects shall be "NON-PERMITTED ENCUMBRANCES"; if no such objection notice is given during the Title Review Period with respect to a matter reflected by the Survey, Updated Survey and/or Title Commitment, such matter(s) reflected by the Survey, Updated Survey and/or Title Commitment shall be "PERMITTED ENCUMBRANCES". Purchaser may not object to any matter reflected on the Updated Survey after the expiration of the Title Review Period and if the Updated Survey is not obtained until after the expiration of the Title Review Period, all matters shown on the Updated Survey shall be Permitted Encumbrances for purposes hereof. Seller may, but shall not be obligated to (except as otherwise set forth


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        herein), at its cost, cure or otherwise remove all Non-Permitted
        Encumbrances and give Purchaser written notice thereof within two (2) days after the Title Review Period expires (the "CURE PERIOD"); provided, however, Seller shall not be required (except as otherwise set forth herein) to attempt to cure any of such objections or to incur any expenses in connection therewith. If Seller does not timely cause all of the Non-Permitted Encumbrances to be removed or cured and timely written notice thereof to be given to Purchaser, then Purchaser may either (a) terminate this Agreement by delivering written notice to Seller on or prior to the expiration of the Inspection Period, or (b) by failing to terminate this Agreement by written notice delivered to Seller on or prior to such date, Purchaser shall be deemed to have waived all of Purchaser's uncured Non-Permitted Exceptions and to have elected to purchase the Property subject to such uncured Non-Permitted Encumbrances and such uncured Non-Permitted Encumbrances shall thereafter be Permitted Encumbrances. Notwithstanding anything set forth herein to the contrary, Seller shall, at Seller's sole cost and expense, satisfy and release, in fact and of record, any and all liens, mortgages, deeds of trust, mechanics' liens, judgment liens and security interests covering or affecting the Property, or any portion thereof, to the extent created during the period of ownership of the Property by Seller or any of its affiliates, and no such matters shall be Permitted Encumbrances hereunder. Notwithstanding the foregoing, Seller shall be required to spend up to $25,000.00 to cure Non-Permitted Encumbrances which are not otherwise required to be cured by Seller hereunder, subject to the following: (a) such Non-Permitted Encumbrance must be susceptible of being cured, and (b) Seller shall not be required to relocate or obtain the release of any easements affecting the Property, or to cause any utilities installed within such easements to be placed underground.

7.      REPRESENTATIONS, WARRANTIES, AND COVENANTS; CONDITION OF PROPERTY.

        a. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller hereby represents and warrants to Purchaser that:

                i. GOOD STANDING. Seller is a limited partnership duly organized, validly existing and in good standing in the state of its organization and duly qualified to do business and in good standing in the state where the Property is located with the power to hold and convey the Property.

                ii. DUE AUTHORITY. Seller has all requisite power and authority to execute and deliver this Agreement and to carry out its obligation hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Seller and constitute the Seller's legal, valid and binding obligations enforceable against Seller in accordance with its terms. Neither this Agreement nor the consummation by Seller of the sale of the Property is in violation of or in conflict with nor does it constitute a default under any term or provision of the organizational documents of Seller, or any of the terms of any agreement or instrument to which Seller is or may be bound.


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                iii.    COLLECTIVE BARGAINING AGREEMENTS AND BENEFIT PLANS. No
                        collective bargaining agreements between Seller and any labor organization apply to the operation and/or management of the Property. No pension, retirement, profit-sharing or similar plan or fund, ERISA qualified or otherwise, has been established by Seller in connection with the Property and no liabilities for pension or retirement payments exist in connection therewith.

                iv. BANKRUPTCY, ETC. No bankruptcy, insolvency, rearrangement or similar action involving the Property, whether voluntary or involuntary, is pending or, to Seller's knowledge, threatened, and Seller has never:

                        [a]     filed a voluntary petition in bankruptcy;
                        [b]     been adjudicated a bankrupt or insolvent or
                                filed a petition or action seeking any
                                reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;
                        [c]     sought or acquiesced in the appointment of any
                                trustee, receiver or liquidator of all or any substantial part of its or his properties, the Property, personal property or any portion thereof, or
                        [d]     made an assignment for the benefit of creditors
                                or admitted in writing its or his inability to pay its or his debts generally as the same become due.

                        Seller is not anticipating or contemplating any of the actions set forth in [a] through [d] of this subsection.

                v. LITIGATION. Except as set forth on SCHEDULE 3, there is no pending or, to Seller's knowledge, threatened, judicial, municipal or administrative proceedings with respect to, or in any manner affecting the Property or in which Seller is or will be a party by reason of Seller's ownership of the Property or any portion thereof.

                vi. CONDEMNATION/TAXES. Except as set forth in the Title Commitment and/or the Due Diligence Materials, Seller has not received any written notices of any condemnation actions, special assessments or increases in the rate of taxes or other governmental impositions of any nature which are pending or threatened with respect to the Property or any portion thereof.

                vii LIENS. Except as set forth in the Title Commitment and/or the Due Diligence Materials, to the actual knowledge of Seller, there are no liens or security interests against the Land, the Improvements or against any other portion of the Property, nor are there any actions pending which would result in the creation of any lien for any Improvements, and Seller shall not create or voluntarily permit to be created any liens, easements or other conditions affecting any portion of the Property without the prior


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                        written consent of Purchaser. At the Closing, there will
                        be no unpaid bills or claims in connection with any construction or repair of the Improvements or other work performed or material purchased by Seller in connection with the Improvements.

                viii MANAGEMENT AGREEMENT. Seller shall cause any management agreement affecting the Property prior to the Closing Date to be terminated as of the Closing. As of the Closing, there will not be any service, supply or maintenance agreements with respect to the Property or any portion thereof except for the Service Contracts which will be assumed by Purchaser hereunder. All persons who are currently employed by Seller in connection with the management, operation or maintenance of the Property, unless otherwise agreed by Purchaser in writing or employed pursuant to a service, supply or maintenance agreement assumed by Purchaser at Closing, shall be terminated by Seller at or prior to Closing and Seller shall indemnify and hold Purchaser harmless of and from any and all claims by such employees. The lease of any employees of Seller or Seller's affiliates (a "Seller Employee Lease") who currently lease residential space within the Property shall terminate not at Closing, but on the last day of the first full month after Closing), unless such Seller Employee Lease provides for payment of rent at the current market rate for the Property, or the employee agrees to pay rent at the current market rate for the Property. Seller has heretofore delivered to Purchaser copies of all Seller Employee Leases pursuant to Section 4.a. hereof.

                ix TITLE. Without expanding the special warranty of title to be provided by Seller to Purchaser under the Deed (hereinafter defined), Seller is the owner of good and indefeasible fee simple title to the Property, subject, to the actual knowledge of Seller, only to matters of record which should be set forth in the Title Commitment.

                x. TAXES. To Seller's actual knowledge, Seller has paid all taxes, charges and assessments (special or otherwise) required to be paid to any taxing authority which are currently due and could in any way now or hereafter constitute a lien against the Property or any part thereof (except for taxes and assessments for the current year). Seller has not received any written notice from any taxing authority or governmental agency asserting that Seller has failed to file or has improperly filed any tax return or report required to be filed by it, or that it has not paid all taxes, charges or assessments now owing by it (except current taxes and assessments not yet delinquent) which could in any way now or hereafter constitute a lien against the Property or any part thereof; and to the actual knowledge of Seller, no action or proceeding is now pending by a governmental agency or authority for the assessment or collection of such taxes, charges or assessments against Seller. Except as set forth in the Title Commitment and/or the Due Diligence Materials, to the actual knowledge of Seller, the


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                        Property is not the subject of any taxes, assessments,
                        fees of any type or kind relating to the imposition of any roadway, utility or other district created or assessed by the State of Florida, or any governmental agency or subdivision thereof, including the municipality in which the Property is located.

                xi. SCHEDULES. With regard to Seller's schedules (including cash flow reports and financial data, operating expenses, property facts, mortgage information and lease characteristics) and other due diligence information relating to the Property which have been or are to be furnished to Purchaser, Seller has not intentionally misrepresented the information shown thereby, and, to Seller's actual knowledge, there are no materially misleading or inaccurate items or information shown thereby or contained therein.

                xii. INSURANCE. Seller has not received any written notices from any insurance company of any defects or inadequacies in the Property or any part thereof which would materially and adversely affect the insurability of the Property or the premiums for the insurance thereof.

                xiii. LEASES. The Leases to which Purchaser has access are true and correct, are in full force and effect and constitute all of the leases affecting the Property, and, other than as contained within the Leases: [a] no Tenants are or shall be entitled to any rebates, allowances, rent concessions or free rent for any period subsequent to the Closing without the prior written consent of Purchaser; [b] all obligations and items of an inducement nature to be performed by the landlord under the Leases have been fully performed and no commitments have been made to any tenant for repairs or improvements other than a general landlord requirement for normal maintenance in the future; [c] no rents due under any of said leases have been assigned, hypothecated or encumbered (except pursuant to the liens and security interests reflected in the Title Commitment); [d] except as set forth on the Rent Roll, to Seller's actual knowledge, neither Seller nor any Tenant, is currently in default under any Lease; [e] no Tenant has any purchase option, right of first refusal, or other interest (other than its leasehold tenancy for a specified term as stated in its lease); [f] there are no pending claims asserted by any tenants for offsets against rent or any other claims (whether monetary or otherwise) made against Seller as landlord under the Leases; and [g] except as set forth on the Rent Roll, there are no fees or commissions payable to any person or entity in regard to the Leases.

                xiv. LICENSES. To Seller's actual knowledge, all Licenses necessary for the operation and occupancy of the Property, including, but not limited to, all building and use permits and a certificate of occupancy, have been obtained.


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                xv.     VIOLATIONS. Seller has not received any written notice
                        of any violation of any ordinance, regulation, law or statute pertaining to the Property or any portion thereof. Seller has not received written notice that the Property or Seller are the subject of any pending or threatened investigation or inquiry by any federal, state, local or other governmental authority or any board of fire underwriters (or other body exercising similar functions), or are subject to any remedial obligations under any applicable state or federal laws pertaining to health or the environment ("APPLICABLE ENVIRONMENTAL LAWS"), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1987, as amended. Seller has not received written notice that Seller or the Property are in violation of Applicable Environmental Laws.

                xvi. SERVICE CONTRACTS. To the actual knowledge of Seller, Seller is not in default under any Service Contracts.

                xvii. SELLER REPRESENTATIVES. The individuals referenced in the immediately following paragraph are the representatives of Seller in charge of the operation, maintenance and management of the Property and are the representatives of Seller most likely to have knowledge relative to the matters addressed in this Section 7.a.

                When any representation or warranty of Seller is made "to Seller's knowledge" or the like, such representation or warranty is made to the actual knowledge of Wanda Norrick (the regional supervisor for FF Properties L.P.), Rita Wilson (the Vice President for FF Properties L.P.), Glenn Jones (the chief financial officer for FF Properties, Inc., as Manager of Fairfield Financial LLC, as Manager of FF Pinehurst Park, LLC, the General Partner in Seller), and/or Brent Ball (the person responsible for managing disposition of the Property) without investigation or inquiry, with the understanding and agreement that such person shall have no liability under or in connection with this Agreement. The representations and warranties of Seller set forth above are made as of the Effective Date and, unless otherwise modified by Seller in accordance with the following sentence, as of the Closing Date; provided, that Seller makes no representation that there will not be a change in any of the matters referred to therein between the date hereof and the Closing Date. Seller shall notify Purchaser of any fact, event or circumstance which would cause any of Seller's representations or warranties to be untrue or incorrect in any material respect on or before that date which is two (2) business days after Seller learns of such fact, event or circumstance. In the event Purchaser discovers a material breach of or untruth, inaccuracy, or failure in any representation or warranty of Seller (hereinafter collectively referred to as a "BREACH") and such Breach is discovered after the Effective Date but before Closing, Purchaser, as Purchaser's sole and exclusive remedy, shall be entitled to terminate this Agreement by written notice delivered to Seller on or prior to the


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                Closing Date (unless Seller agrees in Seller's sole discretion to cure such Breach and/or indemnify Purchaser for all losses and expenses pertaining to such Breach pursuant to an agreement in form and substance reasonably acceptable to Purchaser), failing which Purchaser shall be deemed to have waived such Breach and any corresponding right to terminate this Agreement pursuant to this Section and elected to purchase the Property in accordance with the provisions of this Agreement. If Purchaser terminates this Agreement pursuant to the preceding sentence, the Earnest Money shall be refunded to Purchaser. Purchaser shall not be entitled to maintain any claim or action against Seller in connection with any Breach which was discovered by Purchaser on or prior to the Closing Date. Any claim, action or proceeding filed by Purchaser against Seller with respect to all such Breaches (and Seller's liability in connection therewith):
                (i) shall be invalid unless such claims, actions or proceedings, in the aggregate, exceed the sum of $100,000.00, and in no event shall Seller be liable or responsible for any indirect or consequential damages, including without limitation, lost profits; and (ii) shall not exceed $700,000.00 in the aggregate with respect to any Breach which is the subject of a lawsuit filed against Seller within twenty four (24) months following the Closing Date and shall not exceed $1,000.00 in the aggregate with respect to any Breach which is the subject of a lawsuit filed against Seller more than twenty four (24) months following the Closing Date. If Purchaser commences a claim, action or proceeding against Seller with respect to all such Breaches and the actual damages incurred by Purchaser in connection with such Breaches is equal to or less than $100,000.00 in the aggregate or Seller is determined to have no liability in connection therewith, Purchaser shall pay to Seller all costs and expenses, including without limitation, attorneys fees, incurred by Seller in connection with such claim, action or proceeding. The provisions of this paragraph shall survive the Closing.

        b. PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser hereby represents and warrants to Seller that:

                i. GOOD STANDING. Purchaser is a limited liability company duly organized, validly existing and in good standing in the state of its organization.

                ii. DUE AUTHORITY. Purchaser has all requisite power and authority to execute and deliver this Agreement and to carry out its obligation hereunder and the transactions contemplated hereby. This Agreement has been, and the documents contemplated hereby will be, duly executed and delivered by Purchaser and constitute the Purchaser's legal, valid and binding obligation enforceable against Purchaser in accordance with its terms. The consummation by Purchaser of the purchase of the Property is not in violation of or in conflict with nor does it constitute a default under any term or provision of the organization documents of Purchaser, or any of the terms of any agreement or instrument to which Purchaser is or may be bound, or of any provision of any


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                        applicable law, ordinance, rule or regulation of any
                        governmental authority or of any provision of any applicable order, judgment or decree of any court, arbitrator or governmental authority.

                iii. BANKRUPTCY, ETC. No bankruptcy, insolvency, rearrangement or similar action involving the Property, whether voluntary or involuntary, is pending or, to Purchaser's knowledge, threatened, and Purchaser has never:

                        [a]     filed a voluntary petition in bankruptcy;
                        [b]     been adjudicated a bankrupt or insolvent or
                                filed a petition or action seeking any
                                reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws;
                        [c]     sought or acquiesced in the appointment of a
                                trustee, receiver or liquidator of all or any substantial part of its or his properties, personal property or any portion thereof, or
                        [d]     made an assignment for the benefit of creditors
                                or admitted in writing its or his inability to pay its or his debts generally as the same become due.

                        Purchaser is not anticipating or contemplating any of the actions set forth in [a] through [d] of this subsection.

        c.      COVENANTS OF SELLER AND PURCHASER.

                i. OPERATION OF THE PROPERTY. Seller shall prior to the Closing continue to operate the Property in substantially the same manner as the Property was operated by Seller prior to and on the Effective Date, and Seller shall maintain the Property in substantially the same condition as the Property is in on the Effective Date, normal wear and tear and damage by fire or casualty excepted.

                ii. LEASING. From the date hereof until the Closing, Seller shall not, without the prior written consent of
                        Purchaser:

                        [a]     enter into any lease for commercial space;
                        [b]     enter into any residential lease except at
                                market rates (as set forth on EXHIBIT "E" attached hereto), for a term not to extend beyond August 15, 2006 and not shorter than six
                                (6) months, and using a form other than the standard lease form used by Seller;
                        [c]     accept any advance payment for more than thirty
                                (30) days of any rent under any Lease; or
                        [d]     except as provided in the Lease, waive, reduce
                                or forgive any rent required to be paid under any Lease after the Closing Date.


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                iii.    SERVICE AGREEMENTS. Without Purchaser's prior written
                        consent, Seller agrees not to enter into any Service Contracts prior to the Closing which shall survive the Closing unless same are terminable upon thirty (30) days prior written notice without penalty or termination charge.

                iv. INSURANCE POLICIES. Seller shall, at its own expense, keep and maintain in full force and effect through the Closing, a policy or policies of all risk and general liability insurance covering the Property, from time to time on the Property, against loss or damage by fire, vandalism, malicious mischief, lightning, windstorm, water, accidents, contingent liability and other insurable perils, and rent loss insurance in amounts not less than those in force as of the date hereof.

                v. LICENSES. At all times from the date of this Agreement to the Closing, Seller shall cause to be maintained in force all Licenses.

                vi. LEASES. Prior to Closing, but not thereafter, Seller shall keep and perform all of the obligations to be performed by the landlord under the Leases, including without limitation any maintenance of the Property to be performed by the landlord under such Leases, all substantially in the same manner as such obligations were performed prior to the date hereof. Seller agrees to continue its existing efforts to retain the existing tenants and to secure new tenants for the Property, at rentals and upon terms and conditions as are set forth on EXHIBIT "E" attached hereto, or such other rentals, terms and conditions as are reasonably approved by Purchaser, such approval not to be unreasonably withheld or delayed.

                vii. NOTICES. Prior to Closing, but not thereafter, Seller shall (a) give notice to Purchaser immediately upon (i) Seller's receipt of any notice from any governmental authority of a violation of any Applicable Laws or acquiring knowledge of the receipt of any such notice by any Tenant of any portion of the Property and (ii) acquiring knowledge of the presence of any hazardous substances on the Property in a condition that is resulting or could reasonably be expected to result in any adverse environmental impact, with a full description thereof and (b) promptly comply with all Applicable Environmental Laws requiring notice, removal, treatment, or disposal of such hazardous substances to the extent that Seller has actual knowledge thereof.

                viii. LEASING STATUS. Prior to Closing, but not thereafter, Seller shall provide Purchaser on a weekly basis with copies of the weekly lease status reports prepared by Seller with respect to the Property, together with any updated Rent Roll (which Rent Roll shall be updated on a monthly basis).

                ix. PROHIBITION AGAINST CONDOMINIUM CONVERSION. Purchaser represents and warrants to Seller that Purchaser is purchasing the Property as an


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                        apartment rental project and agrees not to convert the
                        Property or permit the Property to be converted to a condominium use or fractional ownership for a period expiring on the earlier of (A) the expiration of any applicable statute of limitations relative to any liability of Seller or its affiliates to future purchasers of condominium units and (B) that date which is seven (7) years after the Closing Date, except in strict compliance with the Condominium Conversion Agreement (hereinafter defined). Purchaser acknowledges that Seller is relying on the foregoing representation as partial consideration for Seller's execution of this Agreement and conveyance of the Property to Purchaser. On the Closing Date, Seller and Purchaser will execute and deliver a Condominium Conversion Agreement (herein so called) in the form set forth on EXHIBIT "J" which will be recorded against the Property at the Closing.

                x. WEBSITE. Following the Closing, and thereafter until August 31, 2005, Seller will cause the Website to automatically redirect to Purchaser's website (as designated by Purchaser) any inquiries relative to the Property, and any actual cost or expense associated therewith shall be borne by Purchaser. The terms and provisions of this Section 7.c.x shall survive the Closing.

                xi. AUDIT. For a period of one (1) year following the Closing, Seller will permit Purchaser's auditors, without cost or charge (except that Purchaser shall be responsible for reimbursing Seller for all costs and expenses incurred by Seller in connection therewith), and subject to Seller's receipt of a confidentiality agreement executed by such auditors, to have access to Seller's books and records relative to the Property, but not the Excluded Property (which books and records shall be accompanied by Seller's letter to Purchaser's auditors in the form set forth on EXHIBIT "K" attached hereto, which letter may not be relied on by Purchaser for any reason or purpose) for the purpose of examination of such books and records in order to prepare audited financial statements at Purchaser's cost and expense, which audit shall be performed at no cost to Seller. The terms and provisions of this Section 7.c.xi shall survive the Closing.

8. CLOSING. The closing (the "CLOSING") of the sale of the Property by Seller to Purchaser shall occur on or before March 29, 2005 (the "CLOSING DATE"), and same shall be coordinated through the offices of the Title Company (although neither party shall be obligated to be present at the Closing as long as all items required to be delivered by such party at closing are timely delivered to the Title Company on or prior to the Closing Date). At the Closing the following shall occur prior to 12:00 noon, Central Standard Time, on the Closing Date:

        a. SELLER TO DELIVER. Seller, at its expense, shall deliver or cause to be delivered to Purchaser the following:


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                i.      A Special Warranty Deed (the "DEED") in the form of
                        EXHIBIT "F", fully executed and acknowledged by Seller,
                        conveying to Purchaser the Land and Improvements,
                        subject only to the Permitted Encumbrances;
                ii.     A Bill of Sale and Assignment (the "BILL OF SALE") in
                        the form of EXHIBIT "G", fully executed and acknowledged
                        by Seller, assigning, conveying, and transferring all of
                        the Property other than the Land and Improvements, to
                        Purchaser, subject only to the Permitted Encumbrances;
                iii.    Such affidavits as may be reasonably required by the
                        Title Company, including, without limitation, mechanics'
                        liens, parties in possession and gap affidavits;
                iv.     A current certificate reflecting that since the date of
                        the UCC Searches, no Uniform Commercial Code filings,
                        chattel mortgages, assignments, pledges, or other
                        encumbrances have been filed in the offices of the
                        Secretary of State of the State of Texas, the State of
                        Florida or the County Clerk of Alachua County with
                        reference to the Property;
                v.      Evidence reasonably satisfactory to the Title Company
                        that the persons executing and delivering the closing
                        documents on behalf of Seller have full right, power and
                        authority to do so;
                vi.     A Certificate in the form of EXHIBIT "H" meeting the
                        requirements of Section 1445 of the Internal Revenue
                        Code of 1986, executed and sworn to by Seller;
                vii.    A current tenant Rent Roll, certified by Seller to be
                        true, correct and complete to Seller's knowledge in all
                        material respects, dated no earlier than ten (10) days
                        prior to the Closing Date;
                vii.    Originals (or copies if originals are not available) of
                        all Leases, including all guaranties thereof and
                        amendments thereto and all consents or waivers with
                        respect thereto that modify or supplement the provisions
                        thereof in any respect, and all correspondence files
                        related thereto;
                viii.   A notice to Tenants in the form set forth on EXHIBIT "I"
                        attached hereto (the "TENANT NOTICE LETTER");
                ix      Possession of the Property;
                x.      The Condominium Conversion Agreement, duly executed by
                        Seller; and
                xi.     the Agreement Regarding Construction, duly executed by
                        Seller.

        b. PURCHASER TO DELIVER. Purchaser, at its expense, shall deliver or cause to be delivered to Seller the following:

                i. Funds available for immediate value in Seller's accounts, in the amount of the Purchase Price as specified in Section 3, less credits, prorations and deductions as herein set forth;
                ii. Evidence satisfactory to Title Company that the person executing the closing documents on behalf of Purchaser (to the extent applicable) has full right, power, and authority to do so; and
                iii. The Bill of Sale, Tenant Notice Letter, Restrictive Covenant Agreement and Condominium Conversion Agreement duly executed by Purchaser.


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        c.      EXPENSES OF CLOSING. Seller shall pay the base ALTA owner's title insurance premium, subject to any available credit, if any. Purchaser shall pay for all title endorsements, and any deletions, exceptions or other upgraded policy provisions. Purchaser shall pay for all transfer and mortgage taxes. Purchaser shall pay any recording and documentary stamp taxes applicable to the purchase of the Property and any financing obtained by Purchaser in connection with the purchase of the Property. Except as otherwise provided herein, Purchaser and Seller shall share equally any escrow and closing charges. Purchaser and Seller shall respectively pay such other costs in connection with the Closing as is customary in the State of Florida.

        d. PRORATIONS. The following shall be apportioned between Seller and Purchaser as of 12:00 midnight of the evening prior to the Closing Date (the "APPORTIONMENT DATE"):

                i. all rent and other amounts under or pursuant to the Leases (collectively, "RENTS") with respect to the month in which the Closing occurs (whether collected or not), with any delinquent Rents as of the Closing Date to be apportioned in accordance with Section 8.e. hereof;
                ii. real estate taxes, assessments, vault charges and taxes, and any other governmental taxes and charges levied or assessed against the Property (collectively, "PROPERTY TAXES"), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 8.f. hereof;
                iii. water rates and charges, sewer rents and taxes, if any, based on meter readings to be apportioned in accordance with Section 8.g. hereof;
                iv. charges for electricity, steam, gas and any other utilities (collectively, "Utilities") made by the utility companies servicing the Property to be apportioned in accordance with Section 8.h. hereof, and transferable utility deposits, if any, shall be transferred to Purchaser, and all such transferable utility deposits shall be reimbursed by Purchaser to Seller;
                v. fuel, if any, as estimated by Seller's supplier, at current cost, together with any sales taxes payable in connection therewith, if any. A letter from Seller's fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor;
                vi. any other charges or payments to be paid pursuant to any Service Contract or Lease with respect to the Property to be apportioned on the basis of the period for which the same is payable; and
                vii All Deposits shall be delivered to Purchaser at the Closing or credited to the Purchase Price.

        e. RENTS. Rents which are past due on the Closing Date (collectively, "TENANT RECEIVABLES") shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:


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                i.      During the period ending one (1) year after Closing,
                        Purchaser shall deliver to Seller any and all Tenant Receivables to the extent subsequently collected by Purchaser. Purchaser shall apply rent and other income received after Closing as follows: first, to payment of the rent and reimbursements then due for periods following the Closing Date; this amount shall be retained by Purchaser; second, to reasonable collection costs; this amount shall be delivered to Purchaser; third, to Tenant Receivables arising prior to Closing, this amount shall be delivered to Seller if, as and when collected by Purchaser; provided, however, Seller shall have the right to pursue against former (but not current) Tenants the collection of Tenant Receivables which accrued prior to Closing at any time for a period of one (1) year after Closing without prejudice to Seller's rights or Purchaser's obligations hereunder. For purposes of assuring compliance with the provisions of this Agreement, Seller shall, during all periods of any continuing obligation of Seller to Purchaser, have access to Purchaser's relevant records and accounts relative to Tenant Receivables upon reasonable written notice. Any Tenant Receivables received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of said Tenant Receivables payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled at least once every calendar month following the Closing Date. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the moneys so received by Seller to which Purchaser is entitled within ten (10) business days after receipt thereof.

                ii. Any prepaid Rents attributable to periods following the Closing Date shall be retained by Seller and the amount thereof shall be credited to Purchaser at Closing.

        f. PROPERTY TAXES. Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Apportionment Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Apportionment Date by applying the most current tax rate to the latest assessed valuation. Purchaser shall provide to Seller written evidence of such assessment and/or tax rate for the current year within ten (10) days of Purchaser's receipt of same. The apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation within said ten (10) day period, provided, however, if either Seller or Purchaser does not notify the other party of any required adjustments pursuant to this Section 8.f. on or prior to the Termination Date, such party shall have no further right to seek or require payment by the other party of any other sums under this Section 8.f.


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        g.      WATER CHARGES. If there are water meters on the Premises, the unfixed water rates and charges, sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done on or immediately prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then Purchaser shall within thirty
                (30) days from Closing have an actual reading done and deliver the written results of same to Seller. Upon the receipt of such subsequent actual reading by Seller, the apportionment shall be readjusted and Seller or Purchaser, as the case may be, shall deliver within three (3) business days thereof to the other the amount determined to be due upon such readjustment.

        h. UTILITIES. Utilities shall be apportioned on the basis of actual current readings or, if it is not commercially reasonable for Seller to obtain such readings prior to Closing, then on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading then, Purchaser shall within thirty (30) days from Closing have an actual reading done and deliver the written results of same to Seller. Upon the receipt of such subsequent actual reading by Seller, the apportionment shall be readjusted and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such readjustment.

        i. CLOSING ADJUSTMENTS. If the computation of the aforementioned apportionments shows that a net amount is owed by Seller to Purchaser, such amount shall be credited against the Purchase Price payable by Purchaser on the Closing Date. If such computation shows that a net amount is owed by Purchaser to Seller, such amount shall be paid to Seller by Purchaser on the Closing Date.

        j. POST CLOSING ADJUSTMENTS. The provisions of Sections 8.e. through 8.h. shall survive the Closing, provided that notice of any claim for adjustment hereunder must be provided to the other party prior to the earlier to occur of (x) ninety (90) days after Purchaser delivers to Seller a detailed adjustment reconciliation (taking into account Tenant Receivables and all other apportioned items as provided in this Section 8) and (y) the expiration of six (6) months following the Closing Date (the "TERMINATION DATE").

        k. RESPONSIBILITY FOR EXPENSES. Seller shall pay all costs and liabilities relating to the Property that are attributable to the period prior to the Closing Date. Purchaser shall pay all costs and liabilities relating to the Property that are attributable to the period from and after the Closing Date. The provisions of this Section 8.k. shall survive the Closing.

        l. POSSESSION. At the Closing, Seller shall deliver to Purchaser possession of the Property free and clear of all tenancies of every kind and parties in possession, except for the Tenants under the Leases, with all parts of the Property (including without limitation the Leases, Improvements and Personalty) in substantially the same condition as on the date hereof, normal wear and damage by fire or casualty only excepted.


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9.      COMMISSIONS. Purchaser and Seller each warrant and represent to the other that it has not dealt or negotiated with any broker in connection with this transaction other than CB Richard Ellis whose commission shall be paid by Seller pursuant to a separate written agreement between Seller and such broker. If Closing and funding do not occur for any reason, no commission shall be earned, due or payable. Each party hereby agrees to indemnify and hold the other party hereto harmless from and against any and all claims, demands, causes of action, loss, costs and expenses (including reasonable attorneys' fees and disbursements, as incurred) or other liability arising from or pertaining to any brokerage commissions, fees, or other compensation, which may be due to any brokers or persons claiming a commission as a result of an agreement with such party in connection with this transaction.

10. DESTRUCTION, DAMAGE, OR TAKING BEFORE CLOSING. If, before Closing, all or any material part of the Land, Improvements or Personalty are destroyed or damaged, or become subject to condemnation or eminent domain proceedings or threat thereof, then Seller shall promptly notify Purchaser thereof. Purchaser may elect to proceed with the Closing (subject to the other provisions of this Agreement) by delivering notice thereof to Seller within ten (10) business days of receipt of Seller's notice respecting the damage, destruction, or taking, but Purchaser shall be entitled to all insurance proceeds or condemnation awards payable as a result of such damage or taking and Seller shall assign to Purchaser at Closing Seller's rights to such proceeds or awards. If, within ten (10) business days of receipt of Seller's notice respecting the damage, destruction, or taking, Purchaser notifies Seller of its intent to terminate this Agreement, this Agreement shall terminate, the Earnest Money shall be immediately returned to Purchaser and, except for obligations of Seller and Purchaser which survive termination of this Agreement, the parties shall have no further obligations hereunder. For the purposes of this Section 10, damage or a taking shall be considered to be "material" if the value of the portion of the Land, Improvements, or Personalty damaged or taken exceed $500,000 in value, or, in the case of a taking, if any portion of the Land (or the access thereto), Improvements, or Personalty is taken or threatened to be taken.


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

11.     TERMINATION AND REMEDIES.

        a. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than timely termination hereof pursuant to a right granted to Purchaser in Sections 5.b., 6, 7.a., 10, 11.c. or 12.n., then Seller, as its sole and exclusive remedy, may terminate this Agreement by notifying Purchaser thereof, in which event Title Company shall deliver the Earnest Money theretofore deposited by Purchaser with Title Company hereunder to Seller as liquidated damages, whereupon, except for obligations of Purchaser which survive termination of this Agreement, neither Purchaser nor Seller shall have any further rights or obligations hereunder. The provision for payment of liquidated damages has been included because, in the event of a breach by Purchaser, the actual damages to be incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately. Nothing contained in this Section 11.a. shall limit Seller's remedies with respect to any obligation of Purchaser which survives the Closing or termination of this Agreement.

        b. If Purchaser terminates this Agreement pursuant to Sections 5.b., 6, 7.a., 10, 11.c. or 12.n., then the Title Company shall return the Earnest Money to Purchaser, whereupon neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement.

        c. If Seller fails to consummate the sale of the Property pursuant to this Agreement for any reason other than Purchaser's failure to perform its obligations hereunder in all material respects or termination hereof by Purchaser in accordance with Section 11.b., or any of Seller's representations or warranties herein are untrue, incorrect and inaccurate in any material respect, or Seller breaches any material covenant of Seller hereunder, then Purchaser may, as its exclusive remedies therefor: (i) terminate this Agreement by notifying Seller thereof, in which case Title Company shall deliver the Earnest Money to Purchaser and neither party hereto shall have any further rights or obligations hereunder, except for those which survive the termination of this Agreement; or (ii) enforce specific performance of the obligations of Seller hereunder, and all expenses, including reasonable attorneys' fees and litigation costs, incurred in enforcing its rights and remedies hereunder. In no event shall Purchaser have the right to pursue or be entitled to recover any damages from Seller in connection with any breach of this Agreement by Seller, all of which are hereby expressly waived by Purchaser. Nothing contained in this Section 11.c. shall limit Purchaser's remedies with respect to any obligation of Seller which survives the Closing or termination of this Agreement.


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

12.     MISCELLANEOUS.

        a. NOTICES. All notices provided or permitted to be given under this Agreement must be in writing and may be served by depositing same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested; by delivering the same to such party by recognized delivery service; by nationally recognized overnight delivery service or by facsimile copy transmission. Notice given in accordance herewith shall be effective upon delivery to the address of the addressee. For purposes of notice, the addresses of the parties shall be as follows:

                If to Seller:           Fairfield Pinehurst Park, Ltd.
                                        2045 North Highway 360
                                        Suite 250
                                        Grand Prairie, Texas 75050
                                        Attn: Glenn D. Jones
                                        Telephone No: (817) 816-9400
                                        Facsimile No: (817) 640-9499
                                        Email: SHILL@FAIRFIELDRESIDENTIAL.COM

                with a copy to:         David M. Tatum
                                        Geary, Porter & Donovan, P.C.
                                        16475 Dallas Parkway, Suite 500
                                        Addison, Texas  75001
                                        Telephone No: (972) 349-2207
                                        Facsimile No: (972) 931-9208
                                        Email: DTATUM@GPD.COM

                If to Purchaser:        ACC OP Acquisitions LLC
                                        805 Las Cimas Parkway
                                        Suite 400
                                        Austin, Texas 78746
                                        Attn:  William Talbot and Brian Winger
                                        Telephone No: (512) 732-1013
                                        Facsimile No: (512) 732-2450
                                        Email: TALBOT@STUDENTHOUSING.COM
                                               winger@studenthousing.com

                with a copy to:         Glast, Phillips & Murray, P.C.
                                        2200 One Galleria Tower
                                        13355 Noel Road
                                        Dallas, Texas 75240
                                        Attn: R. Craig Warner
                                        Telephone No: (972) 419-8300
                                        Facsimile No: (972) 419-8329
                                        Email: CWARNER@GPM-LAW.COM


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

                If to Title Company:    First American Title Insurance Company
                                        25400 U.S. Highway 19N, Suite 135
                                        Clearwater, FL  33763
                                        Attn: Bud Ellis
                                        Telephone No: (800) 331-2591
                                        Facsimile No: (727) 791-7240
                                        Email: BTELLIS@FIRSTAM.COM

                Either party hereto may change its address for notice by giving three days prior written notice thereof to the other party. Notices may be given by the above-named counsel to a party. Email addresses are included for informational purposes only, and any required notices must be delivered by one of the methods of delivery described above.

        b. ASSIGNS, BENEFICIARIES. Except as hereinafter specified, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement is for the sole benefit of Seller and Purchaser, and no third party is intended to be a beneficiary of this Agreement. Purchaser shall not have the right to transfer or assign its rights under this Agreement to any other party without the express written consent of Seller to be withheld or granted in Seller's sole discretion, except as set forth in the immediately following sentence. Notwithstanding the foregoing, Purchaser shall have the right to assign this Agreement and the rights of Purchaser hereunder to any affiliate of Purchaser without the consent of Seller. For purposes of this Agreement, the term "affiliate" means any entity which is controlled by, under common control with or controls Purchaser and/or any owner, member or parent of Purchaser. In the event of any such assignment, Purchaser shall promptly furnish to Seller an executed copy of the assignment in which the assignee assumes all of the rights and obligations of Purchaser hereunder. No consent given by Seller to any transfer or assignment of Purchaser's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Purchaser's rights or obligations hereunder which arise following the date of such assignment. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.

        c. LIMITATION ON LIABILITY. The obligations and liabilities of Seller or Purchaser under this Agreement and any document executed in connection with or pursuant to the terms of this Agreement shall not constitute personal obligations of the officers, directors, employees, agents, trustees, partners, members, representatives, stockholders or other principals or representatives of Seller or Purchaser. Notwithstanding any provision to the contrary contained in this Agreement or any document executed in connection with or pursuant to the terms of this Agreement, Seller's liability, if any, arising in connection with this Agreement or with the Property shall be limited to Seller's interest in the Property.


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

        d. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

        e. ENTIRE AGREEMENT. This Agreement is the entire agreement between Seller and Purchaser concerning the sale of the Property, and no modification hereof or subsequent agreement relative to the subject matter hereof shall be binding on either party unless reduced to writing and signed by the party to be bound. All Exhibits attached hereto are incorporated herein by this reference for all purposes.

        f. RULE OF CONSTRUCTION; NO WAIVER. Purchaser and Seller acknowledge that each party has reviewed this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. No provision of this Agreement shall be deemed to have been waived by either party unless the waiver is in writing and signed by that party. No custom or practice which may evolve between the Purchaser and Seller during the term of this Agreement shall be deemed or construed to waive or lessen the right of either of the parties hereto to insist upon strict compliance of the terms of this Agreement.

        g. CONFIDENTIALITY. Purchaser recognizes, understands and agrees that pursuant to this Agreement it will receive from Seller certain information regarding Seller and the ownership and operation of the Property, including, without limitation, certain of the information to be provided to Purchaser pursuant to Section 4 hereof which is designated by Seller as being "confidential information" (the "Confidential Information"). Purchaser agrees that, unless required pursuant to a subpoena properly issued by a court of competent jurisdiction, it shall not, prior to Closing, voluntarily disclose any such Confidential Information to any third party or parties, except to agents, employees, independent contractors, inspectors, attorneys, accountants, consultants and brokers advising or assisting Purchaser with the transaction contemplated hereby, potential or actual investors, potential and actual lenders of all or a portion of the Purchase Price and as otherwise expressly allowed pursuant to the terms and provisions of this Agreement. The provisions of this Section 12.g. shall not survive Closing (but shall survive a termination) of this Agreement. Notwithstanding the foregoing, (a) nothing in this Section will preclude Purchaser from making any disclosures required or permitted by law or regulation or necessary or proper in conjunction with the filing of any tax return or other document required to be filed with any federal, state or local governmental body, authority or agency, including without limitation any filing to comply with applicable Securities and Exchange Commission disclosure obligations and (b) Seller acknowledges that Purchaser may (i) file a Current Report on Form 8-K with the Securities and Exchange Commission to disclose this Agreement and the transactions contemplated hereby, and
                (ii) in conjunction with the filing of such Form 8-K, issue a press release relative to this Agreement.


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

        h. COUNTERPARTS. This Agreement may be executed in multiple counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one (1) such counterpart executed by each party hereto in proving the existence, validity or content of this Agreement. A facsimile copy of a signature of a party to this Agreement shall be sufficient to bind such party.

        i. SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

        j. SECTION HEADINGS. Section headings contained in this Agreement are for convenience only and shall not be considered in interpreting or construing this Agreement.

        k. WORDS. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.

        l. BACK UP CONTRACTS. Seller shall not, during the pendency of this Agreement, market the Property or negotiate or enter into back up contracts for the sale of the Property.

        m. EFFECTIVE DATE. The "Effective Date" or any other reference to the date of this Agreement shall mean the date on which this Agreement is last signed by Seller and Purchaser, as indicated by their signatures below. If the last party to execute this Agreement fails to complete the date of execution below that party's signature, the Effective Date shall be the date this fully executed Agreement is delivered to the Title Company.

        n. CONDITIONS. The following shall be conditions precedent to Purchaser's obligations hereunder:

                (i) The condition of the Property shall not have materially changed following the expiration of the Inspection Period (except to the extent any such change is due to the actions of Purchaser or damage to or taking of the Property as described in Section 10 hereof).

                If any of the conditions precedent set forth in this Section 12.n. shall fail to be satisfied (or expressly waived by Purchaser in writing) prior to the Closing Date, Purchaser may, at its option, in writing, either (i) cause this Agreement to be terminated by providing written notice to Seller, whereupon the Earnest Money shall be immediately returned to Purchaser and, thereafter, neither Seller nor Purchaser shall have any further duties or obligations hereunder other than those matters which expressly survive the termination of this Agreement or (ii) waive the same and proceed to Closing.


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

        o. FLORIDA DISCLOSURE. Florida law requires the following disclosure to be given to the purchaser of property in this state. Seller has made no independent inspection of the Land to determine the presence of conditions, which may result in radon gas; however, Seller is not aware of any such condition. Certain building methods and materials have been proven to reduce the possibility of radon gas entering the building:

                        "RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit."


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

        IN WITNESS WHEREOF, that parties hereto have duly executed this Agreement as of the date set forth beneath their signature below.

                                SELLER:

                                FAIRFIELD PINEHURST PARK, LTD., a Texas limited partnership

                                By: FF Pinehurst Park, LLC, a Texas limited liability company, General Partner

                                      By:   Fairfield Financial LLC, a Delaware
                                            limited liability company, Manager

                                            By:   FF Properties, Inc., a
                                                  Delaware corporation, Manager


                                                   By:   /s/ Glenn D. Jones
                                                         -----------------------
                                                         Glenn D. Jones,
                                                         Vice President

                                Seller's Tax ID No.             75-2885171
                                                         -----------------------

                                Date: 2-25-05


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

                                PURCHASER:

                                ACC OP ACQUISITIONS LLC,
                                a Delaware limited liability company


                                By: /s/ William C. Bayless
                                   ---------------------------------------------
                                Name: William C. Bayless
                                     -------------------------------------------
                                Title: President
                                      ------------------------------------------

                                TIN: 20-2216306
                                     ------------------
                                Date: February 25, 2005
                                      -----------------


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

        The undersigned Title Company acknowledges receipt of a fully executed copy of this Agreement this 28th day of February, 2005, and agrees to comply with the provisions of this Agreement, including the provisions hereof governing disposition of the Earnest Money.

                                FIRST AMERICAN TITLE INSURANCE COMPANY


                                By: /s/ John D. Menkel
                                   ---------------------------------------------
                                Name: John D. Menkel
                                     -------------------------------------------
                                Title: Escrow Officer
                                      ------------------------------------------


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

                              SCHEDULE OF EXHIBITS
                              --------------------


         Exhibit  A      -      Description of Land

                  B      -      Description of Personalty

                  C      -      List of Service Contracts

                  D      -      Agreement Regarding Construction

                  E      -      Proforma Rental Rates

                  F      -      Form of Special Warranty Deed

                  G      -      Form of Bill of Sale and Assignment

                  H      -      Form of FIRPTA Certificate
                                [OR ESCROW AGREEMENT TO PAY WITHHOLDING]

                  I      -      Form of Tenant Notice Letter

                  J      -      Form Condominium Conversion Agreement

                  K      -      Letter to Purchaser's Auditors

         Schedule 1      -      Rent Roll

                  2      -      Due Diligence Materials

                  3      -      Litigation


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